EXHIBIT 10.1

Majesco Entertainment Company

2007 Executive Officer Incentive Bonus Program

The 2007 incentive bonus program of Majesco Entertainment Company (the ‘‘Company’’) is comprised of two components, a funding component and an allocation component. The funding component is the basis on which the dollar amount of the bonus pool to be allocated among all participants is calculated and is based on the achievement by the Company of financial and operational goals (the ‘‘Goals’’). The allocation component is the basis on which the actual bonus amount will be paid to each participant.

If the Company meets all of the financial and operational goals set forth below, the bonus pool for executive officers will be $737,500 (the ‘‘Bonus Target’’). Any amounts paid up to the Bonus Target will be paid in shares of common stock of the Company pursuant to the Company’s Amended and Restated 2004 Employee, Director and Consultant Incentive Plan, and any payments in excess of the Bonus Target will be paid in cash. All payments will be made no later than February 15, 2008.

The Bonus Target is determined as follows:

GOALS

The two financial goals each account for 25% of the Bonus Target, and are as follows (the ‘‘Financial Goals’’):

•	A measure of net income less certain deductions (the ‘‘Income Goal’’); and

•	A certain gross margin percentage on sales of the Company’s products (the ‘‘Margin Goal’’).

The four operational goals each account for 12.5% of the Bonus Target, and are as follows (the ‘‘Operational Goals’’):

•	Completion of certain key video game titles;

•	Identification and publishing of a certain number of new titles in fiscal 2007;

•	Successful execution of a new distribution agreement covering the European territory, including conversion of operational and administrative procedures; and

•	Successful execution of the Company’s ‘‘value’’ program at certain retail accounts.

PAYMENT

If all of the Goals are achieved, the full Bonus Target will be paid; however the Bonus Target can be increased up to a maximum of 150% of the Bonus Target if the Income Goal is exceeded by certain amounts and all of the other Goals are achieved. Similarly, if all of the Goals are not achieved, the Bonus Target will be reduced as follows:

•	If the Income Goal is achieved, 25% of the Bonus Target will be earned; however, an additional 50% can be earned by exceeding the Income Goal by certain amounts. Therefore, the Income Goal ranges in percentage payout from 0-75%.

•	If the Margin Goal is achieved, 25% of the Bonus Target will be earned. If the Company is below the Margin Goal, the award is 0% for this component.

•	Each Operational Goal is either achieved or not, each counting for 12.5% towards the Bonus Target.

•	If all of the Financial Goals are achieved (2 x 25%), 50% of the Bonus Target would be earned, even if no Operational Goals are achieved.

•	If all of the Operational Goals are achieved (4 x 12.5%), 50% of the Bonus Target would be earned, even if no Financial Goals are achieved.

•	If all of the Goals are achieved, the full Bonus Target will be paid; however the Bonus Target can be increased up to a maximum of 150% of the Bonus Target if the Income Goal is exceeded by certain amounts and all of the other Goals are achieved.

ALLOCATION

The Bonus Target will be allocated pro rata among the participants based on their Target Bonus amounts set forth below. Subject to the terms of any individual’s employment agreement, an individual must be employed by the Company on the last day of the Company’s fiscal year in order to be eligible to receive payment under the program. If any participant is not entitled to a payment, their pro rata portion will not be allocated to the other participants.

Name	Position	Target Bonus
Jesse Sutton	Interim Chief Executive Officer	100% of annual salary, or $318,000
John Gross	Executive Vice President, Chief Financial Officer	50% of annual salary, or $134,000
Gui Karyo	Executive Vice President, Operations	50% of annual salary, or $125,000
Joseph Sutton	Executive Vice President, Research & Development	50% of annual salary, or $132,500